Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the ___6th__ day of _March____, 2007 (the “Effective Date”), by and between COLLECTIVE LICENCING INTERNATIONAL, LLC, a Delaware limited liability company, (“Collective”) and BRUCE PETTET (“Executive”).

WITNESSETH:

WHEREAS, Payless ShoeSource, Inc. and its related entities are one of the leading retail companies in the United States with self service shoe stores throughout the United States, Puerto Rico and the U.S. Virgin Islands, Guam, Saipan and Canada;

WHEREAS, Collective is engaged in the business of licensing and sublicensing its footwear, apparel, and sporting goods and accessories to other companies for manufacture and sale to the skateboarding, snowboarding, mountain biking, BMX biking, casual streetwear and youth lifestyle markets throughout the world;

WHEREAS, Executive was employed by Collective as its President and Chief Executive Officer pursuant to that certain Second Amended and Restated Employment Agreement dated effective as of June 1, 2006, (the “Prior Employment Agreement”);

WHEREAS, Payless intends to or has acquired the business of Collective pursuant to that Purchase Agreement dated of even date herewith (the “CLI acquisition”);

WHEREAS, immediately following the acquisition, CLI will be a subsidiary of Payless ShoeSource Worldwide, Inc., a Kansas corporation (“Payless”);

WHEREAS, the parties believe that Executive has the expertise, background, and experience vital to the continued success of Collective;

WHEREAS, Executive recognizes and acknowledges that Executive's position with Collective provides Executive with access to Collective’s and Payless’ confidential and proprietary trade secret information and other confidential business information;

WHEREAS, concurrent with the acquisition, Collective wishes to offer to employ Executive as its President and Chief Executive Officer from and after the Effective Date upon the terms herein set forth, and Executive wishes to accept such offer of employment;

WHEREAS, the parties desire to terminate the Prior Employment Agreement in its entirety and to be subject to and bound by the terms and conditions of this Agreement.

In consideration of the mutual promises and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Term.  Subject to the satisfaction of the conditions precedent to this Agreement as set forth below in Section 2, this Agreement shall commence on the Effective Date and shall expire on May 31, 2010 (the “Contract Term”), unless sooner terminated in accordance with Paragraph 8 hereof.  Beginning in the calendar year 2008, the renewal date for the Agreement is May 31 of each calendar year (the “Renewal Date.”).  Upon the Renewal Date of this Agreement, the Contract Term shall automatically be extended by one (1) year unless, within 30 days of the Renewal Date, Collective shall deliver to Executive, or Executive shall deliver to Collective, written notice that the Contract Term will not be extended.

2.           Condition Precedent.  This Agreement, and all of its terms and provisions, are conditioned upon the completion of the CLI acquisition between Payless and Collective, and shall become binding upon the parties hereto only upon satisfaction of such condition.  Until satisfaction of such condition, this Agreement, and all of its terms and provisions, shall be of no force and effect.

3.            Duties.

(a)           Executive shall perform all duties incident to the position of President and Chief Executive Officer of Collective.  Executive agrees to use his best efforts, energies and skill to perform the duties and responsibilities of the position, and to this end will devote his full time and attention exclusively to the business of Collective.  The job duties and executive-type functions may be changed from time to time by Collective to meet its business or operational needs, and Executive agrees not to unreasonably decline any new assignment provided those duties and executive-type functions do not conflict with Paragraph 9(d) hereof.

(b)           Executive’s responsibilities may include managing and supervising the business of other Payless or Collective affiliates or subsidiaries, including but not limited to Lifestyle Brands Corporation.  In such event, Executive shall remain solely an employee of Collective and shall not be deemed to be an employee of such affiliate or subsidiary.  Any services rendered by Executive to such affiliate or subsidiary shall be rendered solely as an employee of Collective and not as an employee of any such affiliate or subsidiary.  Unless otherwise approved by Payless, Executive agrees not to claim any compensation for services rendered to an entity other than Collective, and acknowledges that subject to the terms of this Agreement he will at all times remain an employee of Collective and will not be an employee of Payless or any other affiliate or subsidiary of Payless.

4.            Compensation; Benefits.

(a)           Base Salary.  Collective agrees to pay Executive a base salary during the Contract Term at the annual rate of $420,000, less applicable taxes and withholding, payable in equal bi-weekly installments (or in accordance with Collective’s normal payroll practices), which annual rate will be subject to an annual review for an increase during Collective’s regularly scheduled review time.

(b)           Incentive Plans. The parties acknowledge that Executive currently participates in Collective’s Long-Term Incentive Compensation Plan and that such an incentive compensation plan is not currently adopted or utilized for any executives of Payless.  In lieu of such an incentive unit plan, but with the goal of providing the same or similar incentives to Executive to grow the value of Collective, Executive shall be provided the opportunity to, and shall be eligible to, participate in such annual and long-term plans, programs or arrangements established from time to time for senior executives of Collective (the "Incentive Plans"), in accordance with and subject to all of the terms and provisions of the Incentive Plans.  More specifically, Executive shall have the opportunity to earn: (i) an annual cash incentive payment, with the target amount equal to 70% of his base salary, and with ½ of the opportunity earned at threshold and 2 ½ times the opportunity earned at maximum, based upon the following performance metrics: 75% of the payout based on business unit EBIT $ vs. plan and 25% of the payout awarded on personal goals; and (ii) a long-term incentive payment, the amounts and performance metrics of which for 2007 are set forth in Exhibit “A.”  In the event of a sale or acquisition of assets by Collective, the merger or consolidation of Collective into or with an affiliate of Payless, or other similar transaction materially affecting the ongoing business of Collective, Collective and Executive will negotiate in good faith such alteration of the performance targets for any incomplete performance periods relating to the incentive payment targets for any Incentive Plans so as to provide Executive with the opportunity to earn incentive payments on a reasonably comparable basis as was determined when the targets were first established.

(c)           Post-Acquisition Retention Incentive.  Executive will receive restricted stock of Payless ShoeSource, Inc. valued at $475,000 on the first quarterly stock grant following completion of the CLI acquisition,.  The number of shares will be determined on the grant date based on the average of the high and low stock price an that date.  The grant will vest, one-third after 18 months from the grant date, and the remainder on the third anniversary of the grant date.

(d)           Expenses.  Collective shall reimburse Executive for all items of normal business expense incurred by Executive as an employee of Collective in accordance with Collective’s and/or Payless’ reimbursement policies in effect from time to time.

(e)           Benefits.  To the extent possible, Executive will remain enrolled in Collective’s medical and dental plan through the 2007 plan (calendar year) year, with the current cost structure.  If not possible, and for the 2008 and subsequent plan years, Executive shall be eligible to participate in all benefits under any welfare benefit plans, practices, policies and programs provided by Payless available to employees in the state in which Executive is employed (including, without limitation, medical, prescription drug, dental, and disability) in accordance with the terms and conditions of such plans and programs, as they may be amended from time to time.

(f)           Stock.  Beginning in 2007, Executive will be eligible for future grants of restricted stock, stock-settled stock appreciation rights, and stock options, if any, as may be made under the terms of the Payless Stock Incentive Plan, in accordance with the criteria established from time to time by the Compensation Committee of the Payless ShoeSource, Inc. Board of Directors and the Board.  It is anticipated that a portion of the annual equity award will be made as a “base grant” and another portion may be awarded on a discretionary basis, and that the 2007 annual grant will be awarded 2/3rd in stock-settled appreciation rights and 1/3rd in restricted stock.  All references to payment dates or vesting dates in such plans or arrangements shall require Executive be employed by Collective on such date to receive such payment or be vested in such benefit, except as provided in Paragraph 9(b)(v) hereof.

(g)           Indemnification.  To the extent consistent with Collective’s governing documents and applicable Delaware law, Collective will indemnify Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of Executive’s status as a member, officer, employee and/or agent of Collective during the Executive’s employment by Collective. In addition, to the extent permitted by law, Collective will pay or reimburse any expenses, including reasonable attorney’s fees, Executive incurs in investigating and defending any actual or threatened action, suit or proceeding for which Executive may be entitled to indemnification under this Section 4(g).  However, Executive agrees to repay any expenses paid or reimbursed by Collective if it is ultimately determined that Executive is not legally entitled to be indemnified by Collective.  If Collective’s ability to make any payment contemplated by this Section 4(g) depends on an investigation or determination by Collective, at Executive’s request Collective will use its best efforts to cause the investigation to be made (at the Collective’s expense) and to reach a determination as soon as reasonably practicable.

(h)           Vacation.  Executive shall be entitled to paid vacation of four (4) weeks annually.  Such vacation shall be taken at such as times as will interfere as little as possible with the performance of Executive’s duties hereunder.

(i)           Automobile Allowance.  Executive shall received an automobile allowance of $7,000 per year, paid monthly upon request.  The portion of the allowance that is substantiated as business-related will not be considered taxable.

(j)           Legal Fees.                      Executive shall receive reimbursement of up to $7,500 for documented legal fees related to negotiation of this Agreement.

5.	Noncompete.

(a)           At all times during the Contract Term, and for a period of two (2) years after separation from employment (for any reason), Executive will not:

(i)           directly or indirectly, own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be employed by any business, located in the United States or any other country in which Collective operates, with yearly gross sales or revenue of $10 million or more engaged in (i) the athletic footwear or accessories business, or any other business which directly competes with Collective, including by way of illustration only: Adidas, Asics, FILA, New Balance, Nike, Puma, Saucony, Adio, Anarchy, Circa, DC Shoes, Dragon, DVS, Element, Etnies, Globe, Lakai, Oakley, Osiris,  Vans, Volcom, or World Industries; or (ii) the licensing and sublicensing of footwear, apparel, sporting goods and accessories to other companies for manufacture and sale to the skateboarding, snowboarding, mountain biking, BMX biking, casual streetwear and youth lifestyle markets; or

 (ii)           on behalf of any person or entity other than Collective, directly or indirectly solicit the employment of, offer employment to, hire, or disclose information to or otherwise aid or assist any other person or entity in soliciting for employment, offering employment to, or hiring any employee of Collective or any other person who, at any time during the 12 months prior to the solicitation was employed by Collective; or

(iii)           on behalf of any person or entity other than Collective, directly or indirectly solicit from any customer doing business with Collective as of Executive’s termination (or any known potential customer whose business has been the subject of a known written or oral bid, offer, or proposal by Collective within six (6) months prior to Executive’s termination), business of the same nature as that of Collective as that business is constituted at the time of termination of Executive’s employment.

Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a competing business shall not constitute ownership or participation in ownership of a business in violation of Paragraph 5(a).

    (b)            Background of non-compete restriction:

(i)  In connection with its business, Collective has expended a great deal of time, money and effort to develop and maintain its confidential, proprietary and trade secret information; this information, if misused or disclosed, could be very harmful to Collective's business and its competitive position in the marketplace; and

(ii) Executive desires to be employed by Collective, to be eligible for potential compensation increases and to be given access to confidential and proprietary information of Collective necessary for Executive to perform his job, but which Collective would not make available but for Executive’s signing and agreeing to abide by the terms of this Agreement as a condition of his employment; and

(iii)  Executive recognizes and acknowledges that Executive’s position with Collective provides him with access to Collective’s and Payless’ confidential and proprietary trade secret information and other confidential business information; and

(iv)  Collective compensates its employees to, among other things, develop and preserve goodwill and relationships on Collective's behalf and to develop and preserve business information for Collective’s exclusive ownership and use; and

(v)  long-term customer and supplier relationships often can be difficult to develop and require a significant investment of time, effort and expense; and

(vi) Executive recognizes and acknowledges that if his employment with Collective were to cease, Collective needs certain protections in order to ensure that Executive does not appropriate and use any confidential and proprietary trade secret information entrusted to him during the course of his employment or take any other action which could result in a loss of Collective’s goodwill that was generated on Collective’s behalf and at its expense, and, more generally, to prevent Executive from having an unfair competitive advantage over Collective.

(c)           Reasonableness of non-compete restriction.  Executive acknowledges and agrees that the restrictions in Paragraph 5(a) are reasonable and enforceable in view of the background for the noncompete restriction set forth in Paragraph 5(b) and in view of, among other things:

(i)           the markets in which Collective operates its business; and

(ii)           the confidential information to which Executive has access; and

(iii)
Executive's training and background which are such that neither Collective nor he believe that the restraint will pose an undue hardship on him or prevent him from finding suitable employment during the specified period of non-competition; and

(iv)	Executive is “executive or management personnel” as described in C.R.S. §8-2-113(2)(d); and

(v)           the fact that a competitor could benefit greatly if it were to obtain Collective’s or Payless’ confidential information; and

(vi)           the fact that Collective would not have adequate protection if Executive were permitted to work for a competitor; and

(vii)           the limited duration of, the limited scope of, and the limited activities prohibited by, the restrictions in Paragraph 5(a); and

(viii)           Collective’s legitimate interests in protecting its confidential information, goodwill and relationships.

(d)           If Executive violates Executive’s obligations under Paragraph 5(a), then Payless shall be entitled to all legal and equitable rights and remedies under this Agreement, including all of its rights and remedies referred to in Paragraph 10 of this Agreement.  Further, the time during which Executive violated the obligations shall not count toward satisfying the time during which any injunctive restriction shall apply.  For example, if Executive were to join a competitor at the end of the Contract Term in violation of the restrictions in Paragraph 5(a) and work for such competitor for one (1) month before a court enjoined such violation, then the two year time period of the restriction would begin when such injunction were issued; the one (1) month during which Executive violated such restriction would not count toward the time that the restriction applies.

6.	Confidential Information.

(a)           Executive will not, at any time during the Contract Term or after termination of employment, directly or indirectly use, make known, disclose, furnish, or make available Confidential Information, other than in the proper performance of the duties contemplated herein.

(b)           At Collective's request and/or after termination of employment, Executive will return to Collective all documents, records, notebooks, computer diskettes and tapes and anything else containing Confidential Information, including all copies, extracts and summaries thereof, as well as any other Collective property, in Executive's possession, custody or control.  Executive will also delete from his own computer or other electronic storage medium any Confidential Information.

    (c)           During Executive's employment with Collective and thereafter, Executive will:  (i) notify and provide Collective and Payless immediately with the details of any unauthorized possession, use or knowledge of any Confidential Information, (ii) assist in preventing any reoccurrence of such possession, use or knowledge, and (iii) cooperate with Collective in any litigation or other action to protect or retrieve Confidential Information.

(d)           "Confidential Information" means any non-public information pertaining to Collective’s or Payless’ business (which, for this purpose, shall include the business of any of their affiliates) including, without limitation: information and documents concerning its customers; customer lists; the identity of the representative of customers with whom it has dealt; the kinds of services provided by Collective to customers and offered to be performed for potential customers, and the manner in which such services are performed or offered to be performed; supplier lists; Collective’s and/or Payless' terms, conditions and other business arrangements with suppliers; advertising, marketing plans and strategies; pricing information; profit margins; seasonal plans, goals, objectives and projections, compilations, analyses and projections regarding Collective’s and/or Payless' businesses, product segments, product lines, suppliers, sales and expenses; patent applications (prior to their being public); salary, staffing and employment information (including information about performance of other executives); operations manuals; computer software applications and other programs and "know-how," techniques or any technical information not of a published nature relating, for example, to how Collective and/or Payless conducts their business; techniques, methods, styles, designs and design concepts; manufacturing plans; business plans, knowledge and data related to processes, products, compounds, compositions, formulae, lasts and molds; and other trade secrets (any such information not generally known or available through legitimate means to the public or within the industry in which the business is conducted).  Executive acknowledges and agrees that this Confidential Information amounts to “trade secrets” as that term is used in  C.R.S. §7-74-102(4) and §8-2-113(2)(d), and constitutes a protectible interest of Collective.

(e)           Executive acknowledges that Collective’s and Payless’ business is intensely competitive and that by virtue of Executive’s position his employment with Collective will require Executive to have continuing access to and knowledge of Confidential Information.  Executive also agrees that direct and indirect disclosure of Confidential Information to existing and potential competitors of Collective would place it at a competitive disadvantage and would do damage, monetary or otherwise, to Collective’s and Payless’ business, and that the engaging by Executive in any activities prohibited by Paragraph 5 may constitute improper appropriation and/or use of such information and trade secrets.

7.           Collective Intellectual Property.  Executive expressly acknowledges that all right, title and interest to all writings, inventions, designs, innovations, systems, processes, discoveries, improvements, works of authorship, and ideas conceived, developed, produced, created, discovered, authored, or reduced to practice by Executive, alone or with others, during Executive’s employment and applicable to the business of Collective (the “Intellectual Property”), shall be owned solely by Collective, and shall be subject to the restrictions set forth herein.  All Intellectual Property which constitutes copyrightable subject matter under the copyright laws of the United States shall, from the inception of creation, be deemed to be a “work made for hire” under the United States copyright laws and all right, title and interest in and to such copyrightable works shall vest in Collective.  All right, title and interest in and to all Intellectual Property developed and produced by Executive, whether constituting patentable subject matter or copyrightable subject matter (to the extent deemed not to be a “work made for hire”) or otherwise, shall be assigned and is hereby irrevocably assigned to Collective. Executive agrees that Collective may alter or modify the Intellectual Property at Collective’s sole discretion, and Executive waives all right to claim or disclaim authorship.  Executive shall disclose all Intellectual Property to Collective promptly and completely and shall, during the period of his employment and at any time hereafter: (i) execute without additional compensation all documents requested by Collective for filing such applications for procuring patents, trademarks, service marks or copyrights as Collective, in its sole discretion, may desire to prosecute; (ii) take all other actions needed to convey Executive’s complete ownership interest in any Intellectual Property to Collective so that it may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it; and (iii) give Collective all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation or other proceeding, in order to obtain, maintain, and protect Collective’s right therein and thereto.

8.           Disability.  If Executive becomes Disabled and remains continuously so Disabled for a period of 180 days, then Collective' obligations under this Agreement may be terminated by notice in writing to that effect during the continuance of such Disability, such termination to take effect the later of (a) the last day of the month during which such notice is given or (b) the last day of such 180 day period.  If Executive has made a previous election to participate in the Payless ShoeSource, Inc. Long-Term Disability Plan (subject to the terms and provisions of that plan), then the terms of that plan shall apply.  "Disability" or "Disabled" shall mean the inability of Executive to perform the essential duties of his job, with or without reasonable accommodation.

9.	Termination.

(a)           For Cause; Voluntary Termination; Death; Disability.  If Executive’s employment terminates during the Contract Term by reason of Executive’s death or Disability, by Executive’s voluntary termination of employment or by Collective or Payless for Cause:

(i)           Executive’s employment (and status as an employee) shall cease immediately; and

(ii)            Executive’s basic compensation and employee benefits shall cease on the date of such termination, except as otherwise provided herein or in any applicable employee benefit plan or program; and

(iii)           Executive (or Executive's legal representative(s)) shall be entitled to such portion of any incentive compensation as shall be payable under the terms of the Incentive Plan.

(iv)           In addition, if Executive’s employment is terminated by reason of Disability, by Executive voluntarily or by Collective or Payless for Cause, then Executive’s obligations under Paragraph 3 shall cease on the effective date of such termination and Executive’s obligations under Paragraphs 5, 6 and 7 remain in full force and effect, and Collective shall be entitled to all legal and equitable rights and remedies under this Agreement, including all of its rights and remedies referred to in Paragraph 10 of this Agreement.

    (b)           Without Cause by Collective or for Good Reason by Executive.  If Executive’s employment is terminated by Collective or Payless without Cause or by Executive for Good Reason:

(i)            Executive’s employment (and status as an employee) shall cease immediately; and

(ii) Executive’s basic compensation and employee benefits shall cease on the date of such termination, except as otherwise provided herein or in any applicable employee benefit plan or program; and

(iii) Provided that Executive is not in violation of Paragraphs 5, 6 or 7 of this Agreement, Executive shall be entitled to severance payments in an amount equal to two (2) times his then-current base salary, payable in a lump sum, less applicable taxes and withholding, plus an amount equal to two (2) times his annual target cash incentive compensation paid out over two (2) years in bi-weekly installments, less applicable taxes and withholding,; and

(iv) Executive shall be entitled to such portion of any long-term cash incentive compensation as shall be payable under the terms of the Incentive Plan; and

(v) The unvested options issued by Collective to Executive that, absent the end of his employment, would have vested and become exercisable in the 12 month period following the date of termination, will immediately vest and become exercisable and remain exercisable until the earlier of (i) 90 days following the date of termination; and (ii) the final expiration date of such options.  In addition, the restricted stock or other equity-based compensation awarded by Collective or Payless to Executive, that absent the end of his employment would have vested in the 12 month period following the date of termination, will vest and become immediately payable in accordance with the terms of the applicable award agreement(s).

(vi) Executive shall be entitled to a special payment equivalent to two years COBRA coverage under Collective’s or Payless’ medical, dental and vision plans, provided he is participating in such plan(s) on the date of termination; and

(vii) Executive’s obligations under Paragraph 3 shall cease on the effective date of such termination and Executive’s obligations under Paragraphs 5, 6 and 7 remain in full force and effect, and Collective shall be entitled to all legal and equitable rights and remedies under this Agreement, including all of its rights and remedies referred to in Paragraph 10 of this Agreement.

    (c)           "Cause" means:

(i)           an intentional act of fraud, embezzlement, or theft or any other material violation of the law in connection with Executive’s duties or in the course of Executive’s employment with Collective); or

(ii)           intentional damage to the assets of Collective or Payless; or

(iii)           intentional disclosure of Payless’ or Collective’s Confidential Information contrary to the policy of Payless or Collective; or

(iv)           material breach of Executive’s obligations under this Agreement; or

(v)           intentional engagement in any competitive activity which would constitute a breach of Executive's duty of loyalty or of Executive's obligations under this Agreement; or

(vi)           intentional breach of any policy of Collective or Payless; or

(vii)           the willful and continued failure by Executive to substantially perform Executive's duties with Collective (other than any such failure resulting from Executive's incapacity due to physical or mental illness); or

(viii)           the willful engaging by Executive in conduct which is demonstrably and materially injurious to Payless or Collective, monetarily or otherwise.

For purposes of this Paragraph 9(c), an act, or a failure to act, shall not be deemed "willful" or "intentional" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interest of Collective, as determined by Payless’ Senior Vice President-Human Resources.  Failure to meet performance standards or objectives, by itself, will not constitute "Cause".

(d)           “Good Reason” means without Executive’s written consent:

(i)           Executive ceases to report principally to the Chief Executive Officer of Payless ShoeSource, Inc., to the extent that Executive’s duties require Executive to report to an officer or employee of Payless or any of its affiliates (other than Collective); or

(ii)           any requirement that Executive be based anywhere outside the greater Denver metropolitan area.

(e)           The parties agree that payments of the amounts set forth above shall constitute payment in full for all compensation due to Executive and shall also constitute a full and complete discharge of any and all claims which he might otherwise have or purport to have hereunder with respect to any period subsequent to the effective date of such termination, for the payment of compensation, or any additional benefits provided by Collective or Payless to Executive.  Provided, however, the payments specified above are contingent upon Executive signing a Separation Agreement and General Release, prior to payment.

 (f)           Executive agrees that, in addition to any other remedies, and to the extent permitted by law, Collective shall be permitted, as part of the computation of any final amount due to Executive as wages, compensation, bonus, or otherwise, and before any such amount shall be due and owing, to reduce any amount which Collective may otherwise owe to Executive by any unpaid amount which Executive owes to Collective.

(g)           Upon termination of employment due to whatever cause(s), the Executive shall return all property of Collective, its parent, subsidiaries or affiliates, which is then or thereafter comes into his possession, including but not limited to documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the forgoing, as well as an other material or equipment supplied by Collective its parent, subsidiaries or affiliates, keys, credit cards, and equipment, and shall sign all documents necessary for Executive's immediate resignation as an officer of Collective.

10. Remedies.  Executive acknowledges and agrees that the restrictions in this Agreement are reasonable in order to protect Collective’s expectations and rights under this Agreement and to provide Collective with the protections it needs to, among other things, safeguard its Confidential Information.  Executive agrees that any breach of this Agreement by Executive will cause immediate irreparable injury to Collective, for which an award of damages alone may be inadequate.  Therefore, Collective shall be entitled, in addition to any other legal or equitable right or remedy it may have, to an injunction without the posting of any bond or other security, enjoining or restraining Executive from any violation or other threatened violation of this Agreement.  In the event that Collective is successful in any suit or proceeding relating to the enforcement of this Agreement, Executive agrees to pay the reasonable attorneys fees and costs as calculated by the Court.

11.           Severability.  The invalidity or unenforceability of any provision, or portion thereof, of this Agreement shall not affect the remainder of that provision or any other provision of the Agreement.  If any clause is deemed illegal, invalid, or unenforceable with respect to the duration of time or geographic scope of the clause, then such clause shall automatically be amended to the extent (but only to the extent) necessary to make it sufficiently narrow in scope, time and geographic area that it is not illegal, void or overbroad.  All other remaining terms and provisions shall remain in full force and effect.

12.           Entire Agreement.  With the sole exception of the Change of Control Agreement of even date herewith, between Collective and Executive, the entire understanding and agreement between the parties has been incorporated into this Agreement, and this Agreement supersedes all other employment agreements or other arrangements, whether oral or written, with respect to the employment of Executive by Collective and its parent or affiliates, including the Prior Employment Agreement which is hereby terminated.  This Agreement may be executed in counterparts, in which case each of the two counterparts shall be deemed to be an original and the final counterpart shall be deemed to have been executed in Topeka, Kansas.

13.           Amendment, Breach and Waiver.  This Agreement may not be changed, amended, or modified in any manner except by a written instrument in writing signed by both the parties hereto, except that if IRC §409A is determined to have applicability to any portion of this Agreement, this Agreement may be amended by Collective to comply with IRC §409A.  The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any of such portion, or of the right to such party thereto to enforce each and every such provision in the event of a subsequent breach.

14.           Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be binding upon, Collective, its successors and assigns; provided, however, that since this is an agreement for the rendering of personal services, Executive cannot assign any of his obligations under this Agreement to anyone else.  Executive agrees that this Agreement may be assigned by Collective to any subsidiary or affiliate of Payless; such assignment, however, shall not relieve Collective of any of its obligations hereunder except to the extent such obligations are actually discharged by such subsidiary.

15.           Governing Law; Choice of Forum.  This Agreement, and any questions regarding the validity, interpretation, performance or otherwise, shall be governed by and construed in accordance with the laws of the State of Kansas.  Collective and Executive agree that any action to enforce any provision if this Agreement shall be filed and litigated exclusively in any state court or federal court located in the City of Topeka, Kansas, or in Shawnee County, Kansas.  Collective and Executive hereby waive any defense of lack of personal jurisdiction or venue in that Court and agree that process may be served, if made upon Collective, to Collective’s registered agent, or if made upon Executive, at Executive’s last known address on the records of Collective.

BY SIGNING THIS AGREEMENT, EXECUTIVE HEREBY CERTIFIES THAT EXECUTIVE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE SIGNING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY TO REVIEW THE AGREEMENT WITH ANY ADVISOR WHICH EXECUTIVE MAY DESIRE TO CONSULT, INCLUDING LEGAL COUNSEL; (D) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING IT TO ASK ANY QUESTIONS EXECUTIVE HAS ABOUT THIS AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (E) UNDERSTANDS EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

IN WITNESS WHEREOF, this Agreement has been executed by Executive, and then by Collective in Topeka, Kansas, effective as of the date first above written.

EXECUTIVE

/s/Bruce Pettet

COLLECTIVE LICENCING INTERNATIONAL, LLC,

By /s/Michael J. Massey